Exhibit 99.1

February 23, 2009

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Prepares For Extensive United States and European Investor Relations Tour

Tulsa, OK., February 23, 2009 EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) is pleased to announce the plans for an extensive worldwide awareness campaign with the first live presentations to begin in the spring of 2009. This tour will take the company to Geneva and Zurich, Switzerland; Frankfurt, Germany and Brussels, Belgium.

Company representatives will then travel on to many other cities in Europe including, but not limited to: Paris, Amsterdam and Stockholm to meet a diversified and comprehensive group of professionals. The tour will continue into 2010 and serve the purpose of continuing to introduce EXNT to the Investment Community in the United States, Europe and Dubai, as well as to potentially expand on the business relationships already forged.

Ryan Corley, CEO of EnXnet, Inc., stated, “Our decision to recommence a worldwide tour at this time is based on our belief that the Company has finally put behind all potential roadblocks to its business success. We are now looking to aggressively introduce the Multimedia Gift Card™ to the market place.”

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
Investor Relations:
Integrated Capital Partners, Inc.
ph: 908-204-0004
website: www.stockreportcard.com